Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of September 25, 2015 (the “Effective Date”), by and between General Cannabis Corporation, a Colorado corporation (“Buyer”) and Chiefton Supply Co., a Colorado limited liability company (“Seller”) (together, the “Parties”).

RECITALS

WHEREAS, Seller is a corporation whose business is to design, manufacture, distribute and sell apparel embellished with graphic design (the “Business”), and Seller owns certain assets, including intellectual property, related to the Business;

WHEREAS, Seller desires to sell, and Buyer desires to purchase, on the terms of and subject to the conditions of this Agreement, substantially all the assets related to Seller’s Business and the goodwill associated with such assets and the Business;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

“Action” means any litigation, written claim threatening any third-party adjudication of a dispute, suit, arbitration, mediation, inquiry, investigation, government investigation, regulatory proceeding or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Government Body or similar Person or body.

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” means this asset purchase agreement.

“Assets” shall have such meaning as set forth in Section 2.1.

“Assignment Agreement” shall have such meaning as set forth in Section 3.2(vii).

“Assumed Liabilities” shall have such meaning as set forth in Section 2.3.

“Balance Sheet Date” shall have such meaning as set forth in Section 4.12.

“Bill of Sale” shall have such meaning as set forth in Section 3.2(b)(i).

“Business” shall have the meaning as set forth in the recitals.

“Buyer” shall have the meaning as set forth in the recitals.

“Certificate of Incorporation” shall have such meaning as set forth in Section 5.2(c).

“Claim Resolution Amount” shall have such meaning as set forth in Section 2.4.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date on which Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agreements” means all such concurrent or subsequent agreements, documents and instruments, as amended, supplemented, or otherwise modified in accordance with the terms hereof or thereof, including without limitation the Bill of Sale, the Assignment Agreement, the IP Assignment and the Employment Agreements.

“Common Shares” shall have such meaning as set forth in Section 2.4.

“Contracts” means all contracts, agreements, leases, subleases, licenses, sublicenses, commitments, indemnities, assignments, understandings and arrangements, whether written or oral, that are legally enforceable.

“Effective Date” shall have such meaning as set forth in the preamble.

“Employment Agreements” shall have such meaning as set forth in Section 2.5.

“Encumbrance” means any mortgage, pledge, security interest, hypothecation, assignment, or lien.

“Environmental Law” shall mean any Law which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, pathogens, odors, pollutants, or contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into air (whether indoors or out), water (whether surface or underground) or land (including any subsurface strata), or otherwise relating to their manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, the National Environmental Policy Act of 1969, and any state provision analogous to any of the foregoing.

“Equipment” means all computers, servers, wireless devices, power supplies, and office equipment and furniture, used in the Business.

“GAAP” shall have such meaning as set forth in Section 5.5.

“Governmental Body” means any nation or government, any state or other political subdivision thereof, any legislative, executive or judicial unit or instrumentality of any government entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof or any entity (including a court or self-regulatory organization) exercising executive, legislative or judicial, Tax, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance” means any material, substance, form of energy or pathogen which (a) constitutes a “hazardous substance”, “toxic substance” or “pollutant”, “contaminant”, “hazardous material”, “hazardous chemical”, “regulated substance”, or “hazardous waste” (as such terms are defined by or pursuant to any Environmental Law) or (b) is otherwise regulated or controlled by, or gives rise to liability under, any environmental law.

“Indemnified Party” means any party entitled to receive indemnification hereunder.

“Indemnifying Party” means any party obligated to provide indemnification hereunder.

“Intellectual Property” means all domestic or foreign rights in, to and concerning:  (i) inventions and discoveries (whether patented, patentable or unpatentable and whether or not reduced to practice), including ideas, research and techniques, technical designs, and specifications (written or otherwise), improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, inventor’s certificates, and patent disclosures, together with divisions, continuations, continuations-in-part, revisions, reissuances and reexaminations thereof; (ii) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, trade dress, logos, symbols, trade names, assumed names, fictitious names, corporate names and other indications or indicia of origin, including translations, adaptations, derivations, modifications, combinations and renewals thereof; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of data or information), copyrights therein and thereto, moral rights, and rights equivalent thereto, including but not limited to, the rights of attribution, assignation and integrity; (iv) trade secrets, confidential and/or proprietary information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, schematics, designs, discoveries, drawings, prototypes, specifications, hardware configurations, customer and supplier lists, financial information, pricing and cost information, financial projections, and business and marketing methods plans and proposals), collectively “Trade Secrets”; (v) computer software, including programs, applications, source and object code, data bases, data, models, algorithms, flowcharts, tables and documentation related to the foregoing; (vi) other similar tangible or intangible intellectual property or proprietary rights, information and technology and copies and tangible embodiments thereof (in whatever form or medium); (vii) all applications to register, registrations, restorations, reversions and renewals or extensions of the foregoing; (viii) internet domain names; and (ix) all the goodwill associated with each of the foregoing and symbolized thereby; and (x) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“IP Assignment” shall have such meaning as set forth in Section 3.2(b)(viii).

“IP Claims” means any and all claims and causes of action, whether asserted or un-asserted, of Seller against third parties related to or involving the Intellectual Property being sold, transferred and assigned hereunder to Buyer.

“Knowledge” means actual knowledge. “Knowledge” of Seller means the actual knowledge of the managers of Seller after making a reasonable due diligence inquiry.

“Law” or “Laws” means any law, statute, ordinance, rule, regulation, code, order, judgment, Tax ruling, injunction, decision or decree of any Governmental Body.

“Licenses” means any licenses, registrations or certificates granted to Seller by any Governmental Body as required by applicable Law.

“Material Adverse Effect” means any change, event or occurrence that is, or is reasonably likely to be or become, materially adverse to (a) the Business or the Assets, (b)  the enforceability of, and the rights of Buyer under, the purchased Contracts which are material to the operations of the Business, or (c) the ability of Seller to consummate the transactions contemplated by this Agreement and the Collateral Agreements or to perform its obligations hereunder or thereunder, respectively, provided, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) conditions, changes or effects that generally affect any of the industries or markets in which Seller or Buyer, as the context requires, operates, or the United States economy or securities or financial markets in general, (ii) any change in any Law, (iii) any formal change by a Governmental Body in the interpretation of any applicable Law that takes effect after the date of this Agreement, (iv) any change resulting from compliance by Seller with the terms of, or the taking of any action contemplated or permitted by, this Agreement.

“New IP Claim” shall have such meaning as set forth in Section 2.4.

“Permits” means all material permits, licenses, certificates, approvals, qualifications, registrations, and similar authorizations issued to Seller by a Governmental Body related to the Assets or purchased Contracts, including any amendment, modification, limitation, condition or renewal thereof.

“Person” means any individual, corporation, partnership, limited liability company, limited liability firm, association, joint venture, joint stock company, trust, unincorporated association or other entity, or any Governmental Body.

“Personal Information” means information from or about an individual that is sufficient to identify such individual, including, but not limited to, an individual’s: first and last name, home or other physical address; telephone number, including home telephone number and mobile telephone number, email address or other contact information; financial account number, government-issued identifier, or persistent identifier, such as IP address or other unique identifier with another piece of information that would permit the identification of a Person; list of contacts, provided that the list permitted specific identification of those on such list; sufficiently precise physical location; or any other information from or about an individual consumer that is combined with information from or about an individual that is sufficient to identify such individual.

“Purchase Price” shall have such meaning as set forth in Section 2.4.

“Registered IP” means all Intellectual Property rights that are registered or filed with or issued by any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Registered IP Fees” shall have such meaning as set forth in Section 4.15(c).

“SEC Documents” shall have such meaning as set forth in Section 5.5.

“Seller” shall have the meaning as set forth in the recitals.

“Software” means all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections, (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons, (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Tax Returns” means all returns, information returns, reports, declarations, or other filings required to be made with any Governmental Body with respect to Taxes.

“Taxes” mean all taxes of any kind, charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, ad valorem, value added, transfer, gains, profits, license, net worth, asset, transaction, and other taxes, imposed upon any Person by any Law or Governmental Body, together with any interest and any penalties, or additions to tax, with respect to such taxes.

“Third Party” means any Person other than, and not an Affiliate of, a Party.

“Third Party Consents” shall have such meaning as set forth in Section 4.3(d).

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1.

Purchase and Sale of Assets.  Subject to the terms and conditions of this Agreement, at the Closing, Seller agrees to sell, convey and assign to Buyer, and Buyer agrees to purchase from Seller, free and clear from all Encumbrances, all of Seller’s right, title and interest in, to and under the assets specified below and any additional assets listed on Schedule 2.1 hereof (which are hereinafter collectively referred to as the “Assets”):

(a)

goodwill of Seller with respect to the Business;

(b)

customer contracts, databases, sales pipeline, proposals of the Business, and project files associated with the assets;

(c)

all Licenses and Permits of the Business, to the extent transferable to Buyer;

(d)

the assets to be transferred pursuant to the IP Assignment;

(e)

all social media accounts used by Seller in the conduct of the Business, including all user names and passwords associated with such social media accounts.

(f)

all Purchased Contracts, including but not limited to the accounts with any Third Party provider enabling the Business’ website and/or application, to the extent the contracts associated with those accounts are assignable; and

(g)

all rights, IP Claims and causes of action against Third Parties resulting from or relating to the operation of the Business and the Assets prior to the Closing Date, including without limitation, any rights, claims and causes of actions arising under warranties from vendors and other third parties and the proceeds of insurance.

The term “Assets” shall not include the following, which shall not be acquired by Buyer pursuant to this Agreement:

(a)

Twenty-three thousand dollars ($23,000) in cash held by Seller prior to the Closing;

(b)

Accounts receivable by Seller for sales made prior to the Closing, in the aggregate amount of thirty-one thousand five hundred dollars ($31,500).

2.2.

Assignment of Contracts.  Upon the terms and subject to the conditions of this Agreement, at  the Closing, Seller shall assign and transfer to Buyer, and Buyer shall assume and take assignment of, all of Seller’s existing Contracts (collectively, the “Purchased Contracts”) subject to any required Third Party Consents. Seller shall take or cause to be taken all actions reasonably necessary to receive all required Third Party Consents to the assignment to Buyer of the Purchased Contracts.  Buyer shall not be obligated to assume, and the Seller shall not be obligated to assign, any Purchased Contracts which require consent to assignment unless such Third Party Consent has been obtained.

2.3.

Liabilities.  Notwithstanding anything to the contrary contained herein, Buyer will not assume any liabilities of Seller except those listed on Schedule 2.3 (“Assumed Liabilities”). Excluded liabilities (the “Excluded Liabilities”) shall include, without limitation, the following:

(a)

repayment of an outstanding loan in the principal amount of fifty-five thousand dollars ($55,000), and repayment of any interest thereon which is accrued prior to Closing or may accrue after Closing, and any claims or Actions that may arise therefrom;

(b)

Seller’s lease at 1201 Santa Fe Drive, Denver Colorado 80204, and any obligations, claims or Actions heretofore existing or that may arise thereunder;

(c)

liabilities arising from Seller’s breaches, defaults or failures of performance (i) under the Purchased Contracts or (ii) the operation of the Business arising out of events occurring on or before the Closing;

(d)

any liabilities for Taxes incurred or accrued by Seller, including but not limited to payroll, sales, income, and any Taxes that become due as a result of this transaction;

(e)

any debt, payables or other liabilities, including without limitation any equipment or other leases (operating, capitalized or otherwise), any 401(k), profit sharing or pension plan, any deferred compensation payables, accrued bonus, payroll or vacation payables, or COBRA-related obligations;

(f)

any litigation, dispute or Action pending or threatened against Seller or its management; and any warranty liability to customers arising out of events occurring on or before the Closing Date, other than those related to IP Claims being transferred and assigned to Buyer;

(g)

accrued interest on any debt obligations of Seller; and

(h)

any liabilities not related to the Business.

2.4.

Purchase Price.  In consideration for the sale, transfer, assignment, conveyance and delivery by Seller to Buyer of the Assets, and Seller’s agreement to retain and satisfy all liabilities of Seller other than the Assumed Liabilities, Buyer shall issue to Seller or its designee(s) eighty thousand (80,000) shares (the “Common Shares”) of Buyer’s common stock, par value $0.001 per share (“Common Stock”)(the “Purchase Price”), which Common Shares shall be held in escrow with Sichenzia Ross Friedman Ference LLP until such date as is six months from the Closing Date, at which time the Common Shares shall be released to Seller or its designee(s) if no claims have been made by any Person or governmental entity related to or arising from Seller’s Intellectual Property or a determination that the Seller’s representations in Section 4.15 hereof are not accurate resulting in harm to the Buyer (a “New IP Claim”), provided that if a New IP Claim has been made during the six-month period following the Closing Date, the Common Shares shall remain in escrow until the New IP Claim is finally resolved with no option to appeal, at which time the Common Shares shall be released to Seller or its designee(s) less the value of any and all settlement, penalties, damages or other liabilities arising from the New IP Claim (the “Claim Resolution Amount”) and the Claim Resolution Amount shall be released to Buyer. For the purposes of satisfying any New IP Claim, the Common Shares shall have a value of $1.00 per share.  As an example, if a New IP Claim arises which results in damages of Fifty thousand ($50,000) dollars, 50,000 of the common shares shall be returned to the Company for cancellation, but if a New IP Claim arises which results in damages of $200,000 to Buyer, the exclusive remedy shall be to cancel the 80,000 common shares.

2.5.

Employment Agreements.  As a condition to its purchase of the Assets, Buyer shall execute an employment agreement with each of Mr. Jacob Kulchin, Chief Executive Officer of Seller, and Mr. Bryan DeHaven, Creative Director of Seller (together, the “Employment Agreements”) in the form attached hereto as Exhibit D, the terms of which are more fully described therein.

ARTICLE III

CLOSING

3.1.

Closing Date.  The Parties shall mutually endeavor to close this Agreement no later than September 30, 2015, provided that the Closing shall be subject to extension by Buyer for up to thirty (30) days (such final date, the “Closing Date”). If all conditions described in Section 3.2 and Section 3.3 have been met earlier, the Parties shall work to close this Agreement as soon as commercially practicable following the date on which such conditions are met, and the Closing Date shall be on such date as the Parties mutually agree.

3.2.

Conditions to Obligations of Buyer.  The obligations of Buyer to effect the Closing shall be subject to the following:

(a)

(i) Seller shall have performed all of its obligations hereunder required to be performed by it in all material respects at or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement, any Collateral Agreement and any certificate or other writing delivered by Seller pursuant hereto, shall, except as otherwise contemplated by this Agreement, any Collateral Agreement and any certificate or other writing delivered by Seller pursuant hereto, be true and correct in all material respects at and as of the Closing Date as if made as of that date (except to the extent expressly made as of an earlier date, in which case as of the earlier date), and (iii) Seller shall have provided to Buyer a certificate signed by its President to the foregoing effect.

(b)

Seller’s delivery of the following items to Buyer at or prior to the Closing, in form and substance reasonably satisfactory to Buyer:

(i)

copies of any Third Party Consents;

(ii)

a copy of a resolution of Seller’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Collateral Agreements, which resolutions shall be certified by the Secretary of Seller;

(iii)

a copy of the consent of such number of Seller’s shareholders as is required by Colorado law and by Seller’s Articles of Incorporation, authorizing the execution, delivery and performance of this Agreement and the Collateral Agreements;

(iv)

such other instruments of assignment, transfer and conveyance as Buyer shall reasonably request to transfer to and vest in Buyer all Seller’s right, title and interest in, to and under the Assets;

(v)

the keys to all locks located on or in the Assets (and any and all cards, codes, devices, usernames, passwords, internet addresses, or things necessary to access any of the Assets), which shall be surrendered on request to Buyer where such Assets are located;

(vi)

a bill of sale for the Assets in the form attached as Exhibit A hereto (the “Bill of Sale”) duly executed by Seller;

(vii)

an assignment agreement in the form attached as Exhibit B hereto transferring all of Seller’s right, title and interest in and to the Assets to Buyer (the “Assignment Agreement”) duly executed by Seller;

(viii)

an assignment agreement in the form attached hereto as Exhibit C hereto transferring all of Seller’s right, title and interest in and to Seller’s Intellectual Property to be transferred to Buyer pursuant to this Agreement to Buyer duly executed by Seller (the “IP Assignment”);

(ix)

the Employment Agreements in the form attached as Exhibit D duly executed by Mr. Kulchin and Mr. DeHaven, as applicable;

(x)

this Agreement duly executed by Seller; and

(xi)

all the Schedules set forth herein.

(c)

No Material Adverse Effect shall have occurred to the Business or the Assets.

(d)

No litigation, dispute or Action challenging this Agreement or the transactions contemplated herein or seeking to prohibit, alter, prevent or materially delay the Closing shall be pending or have been instituted by any Person before any court, arbitrator or Governmental Body.

(e)

Buyer shall have completed to its satisfaction the legal, financial and business due diligence investigations of Seller, and such investigations shall not have revealed a material impairment of the Assets that is disclosed herein.

(f)

Simultaneous with the deliveries referred to in this Section 3.2, Seller shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Assets, including the Intellectual Property.  To the extent deliveries required under Section 3.2(b) are not made, Buyer, in its sole discretion, may waive such requirement; but if such requirement is not waived, Seller shall cooperate in any reasonable arrangement proposed by Buyer designed to obtain for Buyer the material benefits and privileges of such deliveries not made.

3.3.

Conditions to Obligations of Seller.  The obligations of Seller to effect the Closing shall be subject to the following:

(a)

(i) Buyer shall have performed all of its obligations hereunder required to be performed by it in all material respects at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement  and any certificate or other writing delivered by Buyer pursuant hereto, shall, except as otherwise contemplated by this Agreement , and any certificate or other writing delivered by Seller pursuant hereto, be true and correct in all material respects at and as of the Closing Date as if made as of that date (except to the extent expressly made as of an earlier date, in which case as of the earlier date), and (iii) Buyer shall have provided to Seller a certificate signed by its President to the foregoing effect.

(b)

Buyer’s delivery of the following items to Seller at or prior to the Closing, in form and substance reasonably satisfactory to Seller:

(i)

a copy of a resolution of Buyer’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Collateral Agreements, which resolutions shall be certified by the Secretary of Buyer;

(ii)

a certificate representing the Common Shares in the name of Seller or its designee(s);

(iii)

the Bill of Sale duly executed by Buyer;

(iv)

the Assignment Agreement duly executed by Buyer;

(v)

the IP Assignment duly executed by Buyer;

(vi)

the Employment Agreements duly executed by Buyer;

(vii)

this Agreement duly executed by Buyer; and

(viii)

 all the Schedules set forth herein.

(c)

No litigation, dispute or Action challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall be pending or have been instituted by any Person before any court, arbitrator or Governmental Body.

(d)

Satisfactory completion by the Seller of its legal, financial and business due diligence investigations of the Buyer, which investigations have not revealed a material adverse change in the business, properties, operations, financial condition or results of operations of Buyer that has not been disclosed herein or in the SEC Documents on or prior to the date of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules attached hereto, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

4.1.

Organization and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.  Seller has all requisite power and authority to own, lease and license the Assets, including Seller’s Intellectual Property, as such Assets are currently owned, operated, leased or licensed, and to operate the Business as such Business is currently operated.

4.2.

Authorization; Binding Effect.

(a)

Seller has all requisite company power and authority to execute and deliver this Agreement and each Collateral Agreement to which it is or will be a party and to effect the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each Collateral Agreement to which it is or will be a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly approved by Seller’s Board of Directors, and such number of its shareholders as is required by Colorado law and Seller’s Articles of Incorporation to authorize performance of this Agreement and the Collateral Agreements, and no other company actions or proceedings on the part of Seller, Seller’s shareholders or any Affiliate of Seller are necessary to authorize the execution, delivery and performance by Seller of this Agreement or the Collateral Agreements to which it is or will be a party or the transactions contemplated hereby and thereby.

(b)

Seller has duly and validly executed and delivered this Agreement. When this Agreement and each of the Collateral Agreements have been duly executed and delivered by Seller (assuming due execution by Buyer and any party to such agreements other than Seller), this Agreement and each such Collateral Agreement will constitute valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such agreements may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws and equitable principles relating to or affecting or qualifying the rights of creditors generally and general principles of equity.

4.3.

Non-Contravention; Third Party Consents.  The execution, delivery and performance of this Agreement and the Collateral Agreements by Seller, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)

conflict with or result in a breach or violation of any provision of any organizational documents of Seller, it being expressly understood that Seller is required to obtain the authorization of its Board of Directors to the transactions contemplated hereunder, which authorization shall be obtained prior to the Closing Date;

(b)

violate, or result in a breach of, or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of, any obligation under, or give rise to a right by any Third Party to terminate or amend its obligations under, any Purchased Contract, or result in the creation of any Encumbrance upon any of the Assets, which violation, breach, default or Encumbrance would have a Material Adverse Effect. For the avoidance of doubt, there are no Purchased Contracts which provide any customer thereto with the right to cancel or terminate their Purchased Contract in the event of (i) an assignment of the Purchased Contract to the Buyer, or (ii) the sale of substantially all of the Seller’s assets to the Buyer;

(c)

to Seller’s Knowledge, violate any applicable Law of any Governmental Body having jurisdiction over Seller or the Assets, which would have a Material Adverse Effect; or

(d)

require the consent, authorization, order or approval of, filing or registration with, or waiver of any right of first refusal or first offer from, any Governmental Body, Person or Third Party, that has not been obtained, except as would not individually or in the aggregate be materially adverse to Seller (any such consents, approvals, orders, authorizations, registrations, declarations and filings being referred to herein collectively as the “Third Party Consents”).

4.4.

Assets – Sufficiency and Title.

(a)

The Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller.

(b)

Seller has good and valid title to, or a valid leasehold interest or license in, all of the Assets, free and clear of any Encumbrances, and has the full right to sell, convey, transfer, assign and deliver all of the Assets to Buyer at the Closing, free and clear of all Encumbrances.

(c)

All the tangible Assets are in good working condition and repair, consistent with their current use.

(d)

There are no material defects in, or conditions with, the Assets that will negatively impact Buyer’s ability to use the Assets as they are currently used. Seller is not a party to any Contract with any Third Party to sell, transfer, assign, convey or otherwise dispose of any portion of the Assets or any portion of Seller’s interest in any of the Assets.

4.5.

Licenses and Permits.  To Seller’s Knowledge, Seller is in compliance with the Licenses and Permits, if any, required for it to own, operate, lease or license the Assets as such Assets are currently owned, operated, leased or licensed, and to operate the Business as such Business is currently operated, and to Seller’s Knowledge no Action is pending or threatened which could revoke or limit any License or Permit.

4.6.

Compliance with Laws; Litigation.  To Seller’s Knowledge, Seller is in compliance with all Laws of or from Governmental Bodies applicable to the Business and the Assets.

(a)

There are no Actions pending or, to Seller’s Knowledge, threatened, against Seller or any of its officers, managers, employees or members in their capacity as such, with respect to the Business, the Assets or the Purchased Contracts.  Seller is not subject to any order (consent or other), judgment, decree, injunction or stipulation of or with any court or other Governmental Body that names Seller and imposes a material ongoing obligation with respect to the operation of the Business and the Assets, which would have a Material Adverse Effect.

(b)

There are no Actions pending or, to Seller’s Knowledge, threatened by or against Seller with respect to this Agreement or any of the Collateral Agreements, or in connection with the transactions contemplated hereby or thereby, that would reasonably be expected to prevent or materially delay the consummation by Seller of the transactions contemplated hereby or thereby or would reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

4.7.

Purchased Contracts.  All amounts due and payable with respect to the Purchased Contracts prior to the date hereof have been paid through the date hereof and all such amounts due and payable immediately prior to the Closing Date will have been paid through the Closing Date and, to Seller’s Knowledge, there are no material breaches, violations or defaults under any provision of any Purchased Contracts, which would have a Material Adverse Effect.  To Seller’s Knowledge, Seller has complied with all terms of use, terms of service and other obligations of the Purchased Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites or services in the conduct of the Business.

4.8.

Taxes.

(a)

To the Seller’s knowledge, there are no liens for Taxes upon any of the Assets, except for liens for Taxes not yet due and payable.

(b)

Seller has paid, or made provision for the payment of, all material Taxes required to be paid by it with respect to the Business and the Assets.

4.9.

Brokers.  No broker, finder, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Buyer in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

4.10.

Environmental Matters.

(a)

To Seller’s Knowledge, Seller is operating the Business and Assets in material compliance with all applicable Environmental Laws;

(b)

Seller has not, and, to Seller’s Knowledge, no other Person has, used, stored, disposed of, released or managed (whether by act or omission) any Hazardous Substances in a manner that could reasonably be expected to result in the owner or operator of the Business or Assets incurring any material liability or expense;

(c)

Seller has not received any written notice from any Governmental Body that Seller is in violation of any Environmental Law in connection with its operation of the Business and Assets; and

(d)

Seller is not subject to any pending or, to Seller’s Knowledge, threatened Action in connection with the Business or Assets involving a demand for damages, injunctive relief, penalties or other potential liability with respect to a violation of any Environmental Law or release of any Hazardous Substance.

4.11.

Insurance.

All current insurance policies related to the ownership and operation of the Business and the Assets are in full force and effect; all premiums due thereon have been paid by Seller; and Seller is otherwise in material compliance with the terms and provisions of such policies.  Furthermore, (i) Seller has not received any written notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policy or arrangement threatened to Seller’s Knowledge, (ii) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (iii) Seller has not received any written notice from any of its current insurance carriers that any insurance premiums will be increased in the immediate future or that any insurance coverage presently provided will not be available to Seller in the immediate future on substantially the same terms as now in effect, and (iv) none of such policies or arrangements provides for experienced-based liability or loss sharing arrangement affecting Seller.

4.12.

Financial Statements.

(a)

Seller has provided Buyer with Seller’s internally prepared, unaudited balance sheet and, income statement as of September 1, 2015 (the “Balance Sheet Date”) for the Business. These financial statements have been prepared in accordance with the books and records of Seller and fairly represent, in all material respects, the financial condition of the Business as at the dates indicated and the results of operations for the periods then ended.

(b)

Seller agrees to provide the Buyer with a copy of any financial statements prepared by an independent accounting firm.

4.13.

Absence of Certain Changes.  Since the Balance Sheet Date, Seller has conducted the Business in the ordinary course consistent with past practice and there has not been:

(a)

any Material Adverse Effect;

(b)

any material damage, destruction or other property or casualty loss affecting the Business or the Assets (whether or not covered by insurance);

(c)

any transaction or commitment made, or any Contract or agreement entered into, by Seller relating to the Business, the Assets or the Purchased Contracts, or any relinquishment of any Contract or other right, other than transactions and commitments (including acquisitions and dispositions of equipment) in the ordinary course of the Business consistent with past practice;

(d)

any material change in the accounting methods, policies, principles or practices of Seller;

(e)

any amendment, termination or waiver by Seller of any right of substantial value under any agreement, Contract or other written commitment by which the Business, the Assets or the Purchased Contracts are bound; or

(f)

any agreement or understanding entered into by Seller to do, directly or indirectly, any of the foregoing.

4.14.

Investment Representations.

(a)

Seller is not acquiring the Common Shares in contravention of the Securities Act of 1933, as amended (the “Securities Act”).

(b)

In proceeding with the transactions contemplated hereby, Seller is not relying upon any representation or warranty of Buyer, or any of its officers, directors, employees, agents or representatives thereof, except the representations and warranties set forth herein and the statements contained in Buyer’s filings with the Securities and Exchange Commission.

(c)

Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the Common Shares and Warrants and understands the risks of, and other considerations relating to, its acquisition of the shares of the Common Shares and Warrants.

4.15          Proprietary Rights.

(a)

Registered IP. Schedule 4.15(a) contains a complete and accurate list of all Registered IP owned or purported to be owned by or filed in the name of Seller, which list identifies (i) the jurisdiction in which each item of Registered IP has been registered or filed, and (ii) any item of Registered IP that is jointly owned with any other Person.

(b)

All Registered IP are active and have not been abandoned for any reason.

(c)

All required filings and fees (“Registered IP Fees”) related to the Registered IP have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars, and all Registered IP are in good standing. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, Government Body actions, correspondence and other materials related to all Registered IP.

(d)

Third Party IP and Inbound Licenses. Schedule 4.15(d) contains a complete and accurate list of all Intellectual Property licensed to the Seller (other than non-customized, executable code, internal use software licenses for software that is not incorporated into, or used directly in the development, manufacturing, or distribution of, the Seller’s products or services and that is generally available on standard terms for less than $2,000), and the corresponding Contracts in which such Intellectual Property is licensed to Seller.

(e)

Outbound Licenses. Schedule 4.15(e) contains a complete and accurate list of all Contracts currently in effect in which any Person has been granted any license under, or otherwise transferred or conveyed any right or interest in, Seller Intellectual Property; provided, however, that all consumers who have downloaded any apps created and/or distributed by Seller are not listed in such Schedule (it being recognized that such consumers have a license to use such apps). Seller is not bound by, or subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, exploit, assert, or enforce the Seller’s Intellectual Property anywhere in the world which limitations or restrictions would reasonably be expected to have a Material Adverse Effect (it being understood that Seller’s apps may be distributed through third party apps markets and that such distributors may impose various restrictions on distribution under the applicable agreements for distributing apps through such channels).

(f)

Demand Letters. Seller has not received any letters or other written or electronic communications or correspondence, between Seller and any other Person regarding any actual, alleged, claimed, or suspected infringement or misappropriation of Seller Intellectual Property, along with a brief description of the current status of each such matter (“Demand Letters”).

(g)

Ownership Free and Clear. The Seller exclusively owns all right, title, and interest to and in the Seller Intellectual Property (other than Intellectual Property licensed from Third Parties) free and clear of any Encumbrances other than Encumbrances in favor of Buyer.

(h)

Valid and Enforceable. All Seller’s Intellectual Property is valid, subsisting, and enforceable (although Seller makes no representations with regard to Intellectual Property licensed from Third Parties). Without limiting the generality of the foregoing:

(i)

 No trademark or trade name owned, used, or applied for by Seller conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. Seller has no Knowledge with respect to and is not aware of any other basis for a claim that any of the Seller Intellectual Property is invalid or unenforceable.

(ii)

All Seller’s Intellectual Property (other than in-licensed Intellectual Property) that is Registered IP is in compliance with all formal legal requirements and all filings, payments, and other actions required to be made or taken to maintain such Registered IP in full force and effect have been made by the applicable deadline. Schedule 4.15(f)(ii) contains a complete and accurate list of all actions, filings, and payments that must be taken or made through December 31, 2015, in order to maintain such Registered IP in full force and effect.

(iii)

No legal proceeding (including any interference, opposition, reissue, or reexamination proceeding) is pending or, to Seller’s Knowledge, threatened, in which the scope, validity, or enforceability of any Seller Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged, and there has been no such legal proceeding.

(i)

Trade Secrets. Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its respective rights in its respective Trade Secrets.

(j)

 Employees and Contractors. All employees and contractors of Seller who were involved in the creation or development of the Seller Intellectual Property have signed agreements assigning such Seller Intellectual Property to Seller and binding them to confidentiality provisions regarding to the Seller Intellectual Property. No past or present member, officer, manager, or employee of Seller has any claim, right, or interest to or in any Seller Intellectual Property.

(k)

Chain of Title. Seller has properly recorded assignments from all named inventors for all patents and patent applications included in the Registered IP owned or purported to be owned by Seller.

(l)

Impairment of Goodwill. The goodwill associated with or inherent in Seller’s trademarks (both registered and unregistered) has not been impaired.

(m)

Infringement of Seller Intellectual Property by Third Parties. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any of Seller’s Intellectual Property, provided that Seller makes no representation with regard to in-licensed Intellectual Property.

(n)

Government Rights. No government funding or personnel were used, directly or indirectly, by Seller to develop or create, in whole or in part, any of Seller’s Intellectual Property.

(o)

Effects of This Transaction. Neither the execution or delivery of this Agreement nor the performance of this Agreement and the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance or restriction on, any of Seller’s Intellectual Property or any license to Intellectual Property held by Seller; (ii) a breach of any license agreement; (iii) the release or delivery of any of Seller’s Intellectual Property to any other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Seller’s Intellectual Property.

(p)

No Infringement of Third Party IP Rights. To Seller’s Knowledge, Seller has never infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person, which infringement or misappropriation would reasonably be expected to have a Material Adverse Effect on Seller. Without limiting the generality of the foregoing, to Seller’s Knowledge no product, information, or service ever manufactured, produced, distributed, published, used, provided, or sold by or on behalf of Seller, and no Intellectual Property ever owned, used, or developed by Seller, has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person, which infringement or misappropriation would reasonably be expected to have a Material Adverse Effect on Seller.

(q)

Pending, Threatened, or Possible IP Infringement Claims. There are no pending or, to Seller’s Knowledge, threatened infringement, misappropriation, or similar claims or legal proceedings against Seller or to Seller’s knowledge against any other Person who would be entitled to indemnification by Seller for such claim or legal proceeding. Seller has never received any written notice of any actual, alleged, possible, potential, or suspected infringement or misappropriation of any other Person’s Intellectual Property Rights by Seller or by any product or service developed, manufactured, distributed, provided, or sold by or on behalf of Seller.

(r)

Sufficiency. To Seller’s Knowledge, the Seller owns or otherwise has all Intellectual Property rights needed to conduct its business as currently conducted or planned to be conducted.

4.16

Privacy; Data Security.

(a)           Seller has not collected Personal Information, including data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, Software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual, device, or application (including, without limitation, by means of an advertisement or content), or to predict or infer the preferences, interests, or other characteristics of the device or of a user of such device or application or is otherwise used to target advertisements or other content to a device or application or to a user of such device or application (“Non-Personal Information”).  Seller does not, and the Assets purchase do not provide for collection or utilization of, Personal Information or Non-Personal Information, nor perform in any manner when utilized by users as intended, any function that would collect Personal Information or Non-Personal Information from users of its apps.  The Seller has complied in all material respects with all Laws (which for such purposes shall include the policy of such third party apps markets that distribute Seller’s apps) relating to: (i) the privacy of users of (including Internet or mobile users who view or interact with) the Seller Offerings and all of the websites of the Seller, and (ii) the collection, use, storage, retention, disclosure, and disposal of any Personal Information or Non-Personal Information collected by the Seller, or by Third Parties acting on the Seller’s behalf or having authorized access to the Seller’s records.  The privacy practices of the Seller concerning the collection, use, retention, disclosure, and disposal, of Personal Information or Non-Personal Information conform, and at all times have materially conformed, to all of the contractual commitments of the Seller including to viewers of the websites of the Seller and users of (including Internet users who view or interact with) the Seller Offerings and the contractual commitments of the Seller through which Seller Offerings are offered.  The Seller’s Offerings conform, and at all times have materially conformed to applicable Law and, to the extent subject thereto, to the Network Advertising Initiative’s Self-Regulatory Code of Conduct (2008), the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising, and the Federal Trade Commission’s Principles for the Self Regulation of Online Behavioral Advertising (2010).  Except as required to process a transaction or provide the Seller Offerings, the Seller has not disclosed, and does not have any obligation to disclose, any Personal Information or Non-Personal Information to any Third Party.  The Seller, the Seller’s websites and the Seller Offerings, have made all disclosures to users or customers and obtained all necessary consents from users or customers required by applicable Law, and none of such disclosures made or contained in any of the Seller’s websites or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Law.  No Actions have been asserted or, to the knowledge of the Seller, are threatened against the Seller by any Person alleging a violation of any Person’s privacy, personal or confidentiality rights under the Privacy Policies or any applicable Law.  Neither this Agreement nor the transactions contemplated by this Agreement, including any disclosures of data, will violate the Privacy Policies as they currently exist or as they existed at any time during which any of the Personal Information or Non-Personal Information was collected or obtained.

(b)           To the knowledge of the Seller, at all times since inception, the Seller has complied in all material respects with any Law applicable to the Seller relating to the security of Personal Information to which the Seller or Third Parties acting on the Seller’s behalf or otherwise having authorized access to the Seller’s records, have access or otherwise collect or handle.  To the knowledge of the Seller, the Seller’s information security practices conform, and at all times have conformed, in all material respects with (i) any information security statements made by the Seller and (ii) all of the contractual commitments of the Seller, including, but not limited to, any contractual commitments to analytics providers, data providers, publishers, advertisers and advertising networks, exchanges and advertising networks, through which Seller Offerings are offered.  The Seller has made no statements to the general public regarding the information security practices of the Seller.  No Actions have been asserted or, to the knowledge of the Seller, are threatened against the Seller by any Person with respect to the security of Personal Information.  To the knowledge of the Seller, there has been no unauthorized access to or unauthorized disclosure or use of Personal Information owned or licensed by the Seller or in the Seller’s possession or control by or to any Third Party, including any Governmental Entity.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrant to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

5.1.

Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Buyer has all requisite corporate power and authority to own, lease or license and operate its business and assets as currently operated.

5.2.

Authorization; Binding Effect.

(a)

Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Collateral Agreement to which it is or will be a party and to effect the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each Collateral Agreement to which it is or will be a party and the consummation by Buyer of the transactions contemplated hereby and thereby has been duly and validly approved by Buyer’s Board of Directors and such number of its shareholders as is required by Colorado law and Buyer’s Articles of Incorporation, and no other corporate actions or proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of this Agreement or the Collateral Agreements to which it is or will be a party or the transactions contemplated hereby and thereby.

(b)

Buyer has duly and validly executed and delivered this Agreement.  When this Agreement and each of the Collateral Agreements to which Buyer is or will be a party have been duly executed and delivered by Buyer and (assuming due execution by Seller), this Agreement and each such Collateral Agreement to which it is a party will constitute valid and legally binding obligations of Buyer, enforceable against them in accordance with their respective terms, except as such agreements may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws and equitable principles relating to or affecting or qualifying the rights of creditors generally and general principles of equity.

5.3.

Non-Contravention; Buyer’s Consents. The execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)

conflict with or result in a breach or violation of any provision of any organizational documents of Buyer;

(b)

violate, or result in a breach of, or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any Third Party to terminate or amend its obligations under, any Contract to which Buyer is a party or by which it or its assets or properties are bound, or result in the creation of any Encumbrance upon any of its assets or properties, which violation, breach, default or Encumbrance would individually or in the aggregate be material to Buyer or materially impair or delay or prevent the consummation of the transactions contemplated hereby;

(c)

to Knowledge of Buyer, violate any applicable Law of any Governmental Body having jurisdiction over Buyer or any of its properties, which violation would individually or in the aggregate be materially adverse to Buyer; or

(d)

require the consent, authorization, order or approval of, filing or registration with, or waiver of any right of first refusal or first offer from, any Governmental Body or any Third Party, that has not been obtained, except as would not individually or in the aggregate be materially adverse to Buyer.

5.4.

Compliance with Laws; Litigation.

(a)

To Buyer’s Knowledge, Buyer is in material compliance with all Laws of or from Governmental Bodies applicable to its business and assets, except with regard to the Controlled Substances Act to the extent disclosed in its SEC Documents; and

(b)

There are no Actions pending against Buyer or, to the Knowledge of Buyer, threatened by or against Buyer with respect to this Agreement or any of the Collateral Agreements, or in connection with the transactions contemplated hereby or thereby.

5.5.

SEC Documents; Financial Statements. Except as described on Schedule 5.5 hereto, Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve (12) months preceding the date hereof (or such shorter period as Buyer was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. None of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Buyer and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All non-GAAP financial information included in the SEC Documents complies with the requirements of Regulation G and Item 10 of Regulation S-K regarding the use of non-GAAP financial information. Except as set forth in the SEC Documents, Buyer has received no notices or correspondence from the SEC for the one year preceding the date hereof. The SEC has not commenced any enforcement proceedings against Buyer.

5.6.

Brokers.  No broker, finder, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Buyer in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer or any Affiliate thereof.

5.7.

Absence of Certain Changes.  Except as disclosed in the SEC Documents, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of Buyer.  Buyer has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does Buyer have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. Based on the consolidated financial condition of Buyer as of the Closing Date, after giving effect to the receipt by Buyer of the proceeds from the sale of the securities in the Offering, Company is financially solvent and is generally able to pay its debts as they become due.

5.8.

Issuance of Shares.  All Common Shares will, when issued pursuant to the terms of this Agreement, be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, and free and clear of all liens and encumbrances and free of any restriction on transfer, other than restrictions on transfer under applicable federal and state securities laws.

5.9.

Absence of Litigation. Except as disclosed in the SEC Documents, there is no Action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Buyer, threatened against or affecting Buyer, the Common Shares or any of Buyer’s officers or directors in their capacities as such, which could reasonably be expected to have a Material Adverse Effect.

5.10.

Tax Status.  Buyer has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that Buyer has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Buyer know of no basis for any such claim.

ARTICLE VI
COVENANTS

6.1.

Access to Information.

(a)

For a period of three (3) years after the Closing Date, upon reasonable prior written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their employees, agents, auditors and representatives access, during normal business hours, to such information, books and records relating to the Business and the Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of Tax Returns, reports or forms for the defense of any Tax claims, assessments, audits or disputes, or the prosecution or defense of any Action and shall cooperate with each other to the extent reasonably requested for the preparation of such financial reporting, accounting and Tax matters, provided, that with respect to any Tax Returns or other records relating to Tax matters or any other Action, either Party shall have reasonable access to such information until the applicable statute of limitations, if any, shall have expired, and provided, further, that in either case such access shall be subject to reasonable and customary restrictions with respect to confidentiality.  Each Party shall have the right to copy any of such records at its own expense. Neither Party shall be required by this Section 6.1(a) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations. Further, Buyer understands that it is the intention of Seller to dissolve the corporate entity and terminate all operations following closing and to liquidate its assets to its members and as required, to creditors, prior to the three (3) year term reflected above.

(b)

Seller and Buyer each agree to preserve, for at least three (3) years after the Closing Date, all material books, ledgers and other records that are (i) reasonably related to the Business or Assets and (ii) in their possession; provided, that each Party will preserve all such material books, ledgers and other records relating to Tax matters until expiration of the applicable statute of limitations. Notwithstanding the foregoing, Buyer understands that it is the intention of Seller to terminate all operations following closing and to liquidate its assets to its members and as required, to creditors, prior to the three (3) year term reflected above.

(c)

From and after the date of this Agreement and until the Closing Date or the earlier termination of this Agreement, Seller shall give Buyer and Buyer’s employees and agents, reasonable access upon reasonable notice during normal business hours to such information concerning the Seller and the Business as Buyer may reasonably request.

(d)

On and after the Closing Date, Seller and Buyer will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out the intent and purposes of this Agreement and the Collateral Agreements, including putting Buyer in possession and operating control of the Business and the Assets.

(e)

On the thirtieth (30th) date after the Closing Date and each thirtieth (30th) date thereafter, or the following business date, the Seller shall provide proof of payment or satisfaction of any and all liabilities and obligations of the Seller, whether existing at Closing or arising thereafter. The obligation of the Seller shall terminate upon the Seller’s delivery of its proof of payment or satisfaction of all liabilities and obligations of the Seller.

6.2.

Confidentiality.

(a)

After the Closing Date, Seller will not, and Seller will use reasonable commercial efforts to cause its Affiliates not to, use for its or their own benefit or divulge or convey to any Third Party, any of Buyer’s Confidential Information.

(b)

Buyer will not, and Buyer will use reasonably commercial efforts to cause its Affiliates not to, use for its or their own benefit or divulge or convey to any Third Party, any of Seller’s Confidential Information.

(c)

Notwithstanding the foregoing, neither Seller nor Buyer shall be deemed to have violated this Section 6.2 if it or any of its Affiliates receives a request to disclose all or any part of Buyer’s Confidential Information or Seller’s Confidential Information, as applicable, in a legal proceeding or under the terms of a subpoena, civil investigative demand or order issued by a Governmental Body, and it or such Affiliate, to the extent not inconsistent with such request and to the extent time reasonably allows: (i) notifies the other Party of the existence, terms and circumstances surrounding such request; and (ii) furnishes only such portion of the Buyer’s or Seller’s Confidential Information, as applicable, which it is advised by its counsel is legally obligated to be disclosed and exercises reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Buyer’s Confidential Information or Seller’s Confidential Information, as applicable.

(d)

For purposes of this Agreement, “Seller’s Confidential Information” consists of all information, knowledge or data related solely to the Business, Assets or the Purchased Contracts not in the public domain or otherwise publicly available which are treated as confidential by Seller as of the date hereof, provided, that Seller’s Confidential Information shall not include information that: (i) enters the public domain or becomes publicly available, so long as neither Buyer nor any of its Affiliates, directly or indirectly, improperly causes such information to enter the public domain, (ii) after the date of this Agreement becomes known to Buyer or any of its Affiliates on a non-confidential basis from a source that is not prohibited from disclosing such information to Buyer or such Affiliate by a contractual or other legal duty owed to Seller, or (iii) after the date of this Agreement is developed independently by Buyer or any Affiliate of Buyer without violation of this Agreement.

(e)

For purposes of this Agreement, “Buyer’s Confidential Information” consists of all information, knowledge or data related to the Buyer or its business not in the public domain or otherwise publicly available which are treated as confidential by Buyer as of the date hereof, provided that Buyer’s Confidential Information shall not include information that: (i) enters the public domain or becomes publicly available, so long as neither Seller nor any of its Affiliates, directly or indirectly, improperly causes such information to enter the public domain, (ii) after the date of this Agreement becomes known to Seller or any of its Affiliates on a non-confidential basis from a source that is not prohibited from disclosing such information to Seller or such Affiliate by a contractual or other legal duty owed to Buyer, or (iii) after the date of this Agreement is developed independently by Seller or any Affiliate of Seller without violation of this Agreement.

(f)

Buyer and the Seller shall not issue any press release nor otherwise make any public statement regarding the transactions contemplated hereby without the prior written consent of the other party, except as required by law or regulation or as otherwise determined by Buyer and its counsel.  Notwithstanding the foregoing, Buyer shall have the right to issue press releases and publicly reference the acquisition of Seller upon Closing.

(g)

If for any reason Buyer or Seller do not consummate the transactions contemplated herein, Buyer shall return to Seller all of Seller’s Confidential Information and Seller shall return to Buyer all of Buyer’s Confidential information.

6.3.

Exclusive Dealing.  From September 11, 2015 until October 31, 2015, or until the earlier termination of this Agreement, Seller shall not directly or indirectly, through any representative or otherwise, (a) discuss, negotiate, solicit or accept any offer, proposal or other expression of interest of any kind by any Third Party regarding the acquisition of the Assets or the Business; or (b) make any information available to a Third Party in connection with the proposed acquisition.

6.4.

Payment of Liabilities; Indemnification.  Seller shall pay or otherwise satisfy all of its liabilities and obligations.  Buyer and Seller agree and acknowledge that the Common Shares shall be available to secure any New IP Claims, as described in Section 2.4 of this Agreement.

6.5.

Noncompetition.  For a period of three (3) years after the Closing Date, apart from employment with Buyer, Seller and its Affiliates shall not, anywhere in the world, directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the Business or any business similar to Seller’s Business.

6.6.

Cooperation.  After the Closing, and continuing for three (3) years from the Closing Date, to the extent it remains in existence, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, which cooperation shall include, without limitation, assisting the Buyer from time to time with technical and engineering matter associated with updating and maintaining the applications forming the core part of the Business. Seller will refer to Buyer all inquiries relating to such Business. Neither Seller nor the management of the Seller shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing.

ARTICLE VII
 SURVIVAL AND INDEMNIFICATION

7.1.

Survival of Representations and Warranties.  The representations and warranties of Buyer and Seller contained in this Agreement or in any other certificate, writing or agreement delivered pursuant hereto or in connection herewith shall the survive the Closing Date for one (1) year, except (i) as to any matter as to which a good faith claim has been submitted in writing to the other Party describing the claim in reasonable detail before such date and identified as a claim for indemnification pursuant to this ARTICLE VII, (ii) as to any matter which is based successfully upon fraud with respect to which the cause of action shall expire only upon expiration of the applicable statute of limitations, and (iii) those representations and warranties set forth in Section 4.4(b) (title to the Assets), which shall survive for the applicable statute of limitations period, and Sections 4.8 (Taxes), and 4.10 (Environmental Matters), and 4.15 (Proprietary Rights), which shall survive until the expiration of the applicable statute of limitations.

7.2.

Obligations of Seller.

(a)

Subject to the other terms and conditions of this ARTICLE VII, Seller shall indemnify, defend and hold harmless Buyer and its shareholders, directors, officers, employees, Affiliates, agents, representatives and permitted assigns, from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees and costs) (collectively, “Losses”), directly or indirectly, as a result of, in connection with, or based upon or arising from a New IP Claim.  Sellers obligations under this Section shall be limited to the value of the Common Shares. .

(b)

 Seller agrees and acknowledges that the Common Shares shall be held in escrow at Sichenzia Ross Friedman Ference LLP in accordance with Sections 2.4 and 7.2 of this Agreement for the exclusive purpose of remaining available to indemnify Buyer for any expenses incurred arising from or related to any New IP Claims.

7.3.

Notice of Loss.  Buyer, with respect to any Loss, shall give prompt notice thereof to Seller.

7.4.

Defense.  In the event any Third Party shall make a demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in liability to an Indemnified Party in respect of matters covered by the indemnity under this Agreement, or in the event that a potential Loss, damage or expense comes to the attention of any Party in respect of matters embraced by the indemnity under this Agreement, then the Party receiving notice or becoming aware of such event shall promptly notify the other Party in writing of the demand, claim or lawsuit.  Within thirty (30) days after written notice by the Indemnified Party (the “Notice”) to an Indemnifying Party of such demand, claim or lawsuit, except as provided in the next sentence, the Indemnifying Party shall have the option, at its sole cost and expense, to retain counsel to defend any such demand, claim or lawsuit; provided that counsel who will conduct the defense of such demand, claim or lawsuit will be approved by the Indemnified Party whose approval will not unreasonably be withheld.  The Indemnified Party shall have the right, at its own expense, to participate in the defense of any suit, action or proceeding brought against it with respect to which indemnification may be sought hereunder; provided, if (i) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and the Indemnifying Party has not retained separate counsel for the Indemnified Party, (ii) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, or (iii) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the Indemnified Party shall have the right to retain its own counsel at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis.  No Indemnifying Party, in the defense of any such demand, claim or lawsuit, will consent to entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party.  If any Indemnified Party will have been advised by counsel chosen by it that there may be one or more legal defenses available to such Indemnified Party which are different from or in addition to those which have been asserted by the Indemnifying Party and counsel retained by the Indemnifying Party declines to assert those defenses, then, at the election of the Indemnified Party, the Indemnifying Party will not have the right to continue the defense of such demand, claim or lawsuit on behalf of such Indemnified Party and will reimburse such Indemnified Party and any Person controlling such Indemnified Party on a current basis for the reasonable fees and expenses of any counsel retained by the Indemnified Party to undertake the defense.  In the event that the Indemnifying Party shall fail to respond within thirty (30) days after receipt of the Notice, the Indemnified Party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis.  Failure to provide Notice shall not limit the rights of such party to indemnification, except to the extent the Indemnifying Party’s defense of the action is actually prejudiced by such failure. The assumption of the defense, or the non-assumption of the defense, by the purported Indemnifying Party will not affect such party’s right to dispute its obligation to provide indemnification hereunder.

7.5.

Notice by the Parties.  Each Party agrees to promptly notify the other of any liabilities, claims or misrepresentations, breaches or other matters covered by this ARTICLE VII upon discovery or receipt of notice thereof.

7.6.

Limitations.   Each Indemnified Party entitled to indemnification hereunder shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder.

7.7.

Insurance Benefits; Tax Proceeds.  The amount of Losses recoverable by any Indemnified Party under this Agreement with respect to an indemnity claim shall be reduced by (a) the amount of any payment actually received by or on behalf of any Indemnified Party from any insurance policy net of any deductibles or other reasonable amounts payable with respect thereto, and (b) the amount of any net Tax benefits available to any Indemnified Party from the incurrence or payment of such Losses.

7.8.

Exclusive Remedy.  The indemnification rights provided in this ARTICLE VII shall be the sole and exclusive remedy available to the Parties (including Indemnified Parties other than Buyer or Seller) for any Losses related to an inaccuracy in or breach or nonperformance of any of the terms, conditions, covenants, agreements, representations or warranties contained herein or in any of the other Collateral Agreements or any right, claim or action arising from the transactions contemplated hereunder or thereunder, and each Party hereby waives, to the fullest extent permitted by applicable Laws, any other rights or remedies that may arise under any applicable Laws.

7.9.

Survival.  This ARTICLE VII shall survive the Closing.  The obligations set forth in Sections 7.2 shall remain in effect until the later of the one (1) year anniversary of the Closing or any applicable statute of limitations.  Any matter as to which a good faith claim has been asserted by notice to the other Party that is pending or unresolved at the end of any applicable limitation period set forth in Section 7.1 shall continue to be covered by this ARTICLE VII until such matter is finally terminated or otherwise resolved by the Parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

ARTICLE VIIII
TERMINATION

8.1.

Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)

at any time before the Closing, by mutual written agreement of Seller and Buyer;

(b)

at any time before the Closing, by Seller or Buyer, in the event of a material breach hereof by the non-terminating Party and such non-terminating Party fails to cure such breach within ten (10) business days following notification thereof by the terminating Party;

(c)

at any time after October 15, 2015, or such other date as agreed to in writing by the Parties, by Seller or Buyer upon notification of the non-terminating Party by the terminating Party if the Closing shall not have occurred on or before such date by reason of the failure of any condition to the obligation to close contained herein and such failure to consummate is not caused by a breach of this Agreement by the terminating Party or waived by the other Party.

8.2.

Effect of Termination.  If this Agreement is validly terminated prior to the Closing pursuant to Section 8.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Buyer (or any of their respective officers, directors, employees, agents or other representatives or affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 9.2 and confidentiality in Section 6.2 will survive termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 8.1(b), Seller will remain liable to Buyer for any breach of this Agreement by Seller existing at the time of such termination, and Buyer will remain liable to Seller for any breach of this Agreement by Buyer existing at the time of such termination.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1.

Notices.  Except as otherwise provided herein or in a Collateral Agreement, all notices and other communications hereunder and under the Collateral Agreements shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by a nationally recognized overnight delivery service (receipt requested), fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)

If to Seller, to:

Chiefton Supply Co.

1201 Santa Fe Drive

Denver, CO 80204

Phone: _________________

Fax:  _________________

Attn: Jacob Kulchin, CEO

With a copy (which shall not constitute notice) to:

_____________________

_____________________

_____________________

(b)

If to Buyer, to:

General Cannabis Corporation

6565 East Evans Avenue

Denver, CO 80224

Phone: (303)759-1300

Attention:  Robert Frichtel, CEO

With a copy (which shall not constitute notice) to:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Phone: (212)930-9700

Fax:  (212) 930-9725

Attention:  Arthur Marcus, Esq.

9.2.

Expenses.  Except as otherwise provided in this Agreement or the Collateral Agreements, each Party will pay its own costs and expenses, including legal and accounting expenses, related to the transactions contemplated by this Agreement and the Collateral Agreements, irrespective of when incurred.

9.3.

Entire Agreement.  The agreements of Seller and Buyer, which is comprised of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein, including the Collateral Agreements, sets forth the entire agreement and understanding between the Parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement and the Collateral Agreements.

9.4.

Waiver of Jury Trial.  Both of the Parties irrevocably waives the right to a jury trial in connection with any legal proceeding relating to this Agreement or any of the Collateral Agreements or the enforcement of any provision hereof or thereof.

9.5.

Governing Law; Arbitration; Prevailing Party.  This Agreement and the Collateral Agreements, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the Collateral Agreements will be construed in accordance with and governed by the internal laws of the State of Colorado applicable to agreements made and to be performed entirely within such State without regard to conflicts of laws principles thereof.  Any dispute arising under or in connection with any matter of any nature (whether sounding in contract or tort) relating to or arising out of this Agreement, shall be resolved exclusively by arbitration.  The arbitration shall be in conformity with and subject to the applicable rules and procedures of JAMS.  The arbitration shall be conducted before a panel of three (3) arbitrators, with one arbitrator to be selected by each of Seller and Buyer and the third arbitrator to be selected by the arbitrators selected by the Parties.  The Parties agree to be (a) subject to the exclusive jurisdiction and venue of the arbitration in Denver, Colorado, (b) bound by the decision of the arbitrator as the final decision with respect to the dispute, and (c) subject to the jurisdiction of both of the federal courts of the United States of America and the courts of the City and County of Denver, Colorado for the purpose of confirmation and enforcement of any award.  The prevailing party in any arbitration shall be entitled to recover its costs and expenses (including attorneys’ fees and expenses) from the non-prevailing party.

9.6.

Waiver.  The rights and remedies of the Parties to this Agreement and the Collateral Agreements are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by Law, (a) no claim or right arising out of this Agreement or the Collateral Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or noncompliance; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the Collateral Agreements.

9.7.

No Oral Modification.  Neither this Agreement nor any Collateral Agreement may be amended except by a written agreement executed by the Parties.  Any attempted amendment in violation of this Section 9.7 will be void ab initio.

9.8.

Assignments; Successors.  No party may assign any of its rights under this Agreement or any Collateral Agreements without the prior written consent of the other parties hereto or thereto. Subject to the preceding sentence, this Agreement and the Collateral Agreements will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

9.9.

Severability.  If any provision of this Agreement or the Collateral Agreements is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement and the Collateral Agreements will remain in full force and effect; provided, that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of such provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

9.10.

Limitations on Public Disclosure.  No Party may issue any press release, or make any public announcement or filing with a Governmental Body, with respect to this Agreement or any Collateral Agreement without obtaining prior written consent of the other Party to the issuance of such press release, or the making of such public announcement or filing, and to the contents thereof, which shall not be unreasonably withheld or delayed; provided, that such Party may, without the prior consent of the other Party, issue such press release, or make such public statement or filing, as may upon the advice of counsel be required by Law if it has provided notice to and used reasonable efforts to consult with the other Party.

9.11.

No Third Party Beneficiaries.  Nothing in this Agreement or the Collateral Agreements, express or implied, is intended to or shall constitute the Parties as partners or as participants in a joint venture. This Agreement and the Collateral Agreements are solely for the benefit of the Parties and, only to the extent provided in Article VII hereof, their respective Affiliates and employees, representatives, agents, directors, officers, partners or principals, as applicable, or their respective assigns, for whom the parties shall be entitled to enforce this Agreement, and no provision of this Agreement shall be deemed to confer upon any other Third Parties any remedy, claim, liability, reimbursement, cause of action or other right, provided, however, that Seller’s designee(s) may receive the Common Shares and the Warrants. Within ninety (90) days of Closing, Seller shall provide Buyer with written notice of the intended recipients of the Common Shares and Warrants, and Buyer shall use its best commercial efforts to honor such transfer request, including, without limitation, notice and any opinions of counsel to its transfer agent, and Seller shall have the right to enforce such transfer request.

9.12.

Incorporation of Exhibit and Schedules.  The Exhibits and Schedules identified and/or attached to this Agreement are incorporated herein by reference and made a part hereof.

9.13.

Counterparts.  This Agreement and the Collateral Agreements each may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original copy hereof or thereof and all of which together will be deemed, respectively, to constitute one and the same agreement.  Counterparts delivered by facsimile, e-mail or other electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYER
GENERAL CANNABIS CORPORATION

By:	/s/Robert Frichtel
Name:	Robert Frichtel
Title:	Chief Executive Officer

SELLER
CHIEFTON SUPPLY CO.

By:	/s/ Jacob Kulchin
Name:	Jacob Kulchin
Title:	Chief Executive Officer

SCHEDULE 2.1

ADDITIONAL ASSETS

SCHEDULE 2.3

ASSUMED LIABILITIES

1.

 An outstanding amount owed prior to Closing in the amount of twelve thousand two hundred forty-nine dollars and twenty cents ($12,249.20), arising from expenses for inventory and consigned products.

SCHEDULE 4.15(D)

INBOUND LICENSES

SCHEDULE 4.15(E)

OUTBOUND LICENSES

SCHEDULE 4.15(F)(II)

INTELLECTUAL PROPERTY FILINGS

SCHEDULE 5.5

SEC DOCUMENTS

On March 6, 2015, the Company entered into an Asset Purchase Agreement by and among Buyer, GCS and Iron Protection Group, LLC, a Colorado limited liability company (“IPG” or the “Seller”), whereby the Company purchased the assets of IPG. Buyer has not filed certain financial statements related to the acquisition of IPG.

EXHIBIT A

BILL OF SALE

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT C

IP ASSIGNMENT AGREEMENT

EXHIBIT D

EMPLOYMENT AGREEMENTS